EXHIBIT 99.1

FOR IMMEDIATE RELEASE

May 5, 2025

THE EASTERN COMPANY APPOINTS CHAN W. GALBATO
TO ITS BOARD OF DIRECTORS

SHELTON, CT – May 5, 2025 - The Eastern Company (“Eastern” or the “Company”) (Nasdaq: EML), today announced that its Board of Directors (the “Board”) has elected Chan W. Galbato to the Board, effective May 1, 2025.

Mr. Galbato currently serves as a Director of Electrical Components International, Inc., and is a Senior Advisor to Barington Capital Group, L.P.  He previously served in a variety of executive and board positions at a variety of public and private companies, including Cerberus Capital Management, NFI Group and Albertson’s Companies.  Early in his career, he served in senior positions at Invensys plc and General Electric Company.

Mr. Galbato holds an M.B.A. degree from the University of Chicago and a B.A. degree in Economics from the State University of New York.

The Company’s Chairman, James Mitarotonda, commented, “We are excited to add Mr. Galbato to the Board.  He brings decades of successful experience leading portfolio companies and as Chief Executive Officer of Cerberus Operations and Advisory Company, LLC.  He also brings deep insight and experience within our industry, including manufacturing operations, and we expect he will make an excellent contribution given his experience and proven leadership skills.”

About The Eastern Company

The Eastern Company manages industrial businesses that design, manufacture and sell unique engineered solutions to markets.  Eastern’s businesses operate in industries that offer long-term macroeconomic growth opportunities.  The Company operates from locations in the U.S., Canada, Mexico, Taiwan, and China.  More information on the Company can be found at www.easterncompany.com.

Investor Relations Contacts

The Eastern Company

Ryan Schroeder or Nicholas Vlahos

203-729-2255